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                                                                    Exhibit 99.3
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FOR IMMEDIATE RELEASE

JULY 16, 1996 -- The NationsBank Corporation board of directors today authorized the company to purchase up to 20 million shares of its common stock during the next 36 months. The purchases will occur from time to time in open market or private transactions.

The board also authorized the company to purchase, during the next
13 months, the number of shares the corporation expects to issue for its various stock option and employee benefit plans. The transactions will occur from time to time in the open market.

NationsBank is the fifth-largest U.S. banking company, with $192 billion in total assets at June 30, 1996, and 301 million shares outstanding.
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Media contact: Martha Larsh   (704) 388-4379